EXHIBIT 99.1

United Health Products Provides Update on FDA PMA Application

Mount Laurel, New Jersey – November 4, 2024 – United Health Products, Inc. (OTCPK: UEEC) today provided an update on the company’s FDA Premarket Approval (PMA) application process.

Following the company’s August 15, 2024 submission of its Submission Issue Request (SIR) to the FDA which responded to certain questions in the FDA’s June 18 letter and described the company’s approach to addressing certain FDA-identified deficiencies in its PMA application, the company held a videoconference with the FDA on October 29. The purpose of the meeting was to present, discuss and seek feedback from the FDA on the company’s proposed resolutions to the deficiencies. Topics discussed include the company’s clinical testing (including the results of its human trial), biocompatibility, product sterilization and shelf life. This meeting has provided the company with certainty on how to address the deficiencies, with many of the issues already having been resolved.

During the discussion, the company noted the results of its clinical trial involving 232 patients (of whom 118 were treated with its hemostatic gauze) that showed both non-inferiority and superiority for time to hemostasis using CelluSTAT (fka HemoStyp) relative to the standard of care and showed no evidence of heterogeneity of results across procedure categories, surgeons, or clinical sites, indicating both poolability and generalizability of study results. UHP also noted that none of the adverse events that occurred during the study were attributable to its hemostatic gauze product.

Notwithstanding the statistical conclusions of the clinical trial results, the FDA would like to see more data to confirm the safety and effectiveness of CelluSTAT in surgical procedures in the intestinal and thoracic organ space, where organ movement can impact the postoperative stability of a hemostat and where observation of postoperative rebleeding is more difficult. To address this concern, UHP has proposed to enroll a limited number of human subjects in a multi-site study as an extension of the original pivotal study, with patients undergoing surgical procedures within the organ space. Separately, the FDA confirmed that its earlier stated concern regarding use of CelluSTAT in vascular graft procedures had been adequately addressed.

UHP’s Chief Executive, Brian Thom, commented: “While we are pleased to confirm the path to resolving the list of deficiencies in our PMA application, we are disappointed that the strong results of our pivotal study and low incidence of adverse events were not sufficient to address the FDA’s specific concern regarding organ space applications of our device. The company will devote its resources to completing these additional surgical procedures efficiently and is confident that the results will reinforce the results of the existing study.”

The supplemental study process will consist of submitting an Investigational Device Exemption (IDE) for FDA approval, recruiting a contract research organization to assist in data collection and monitoring, evaluating and selecting 3-5 suitable sites for the surgical procedures, patient enrollment and follow up, and data processing and analysis. The company anticipates that this process will take approximately 6-7 months to complete. During this period, UHP expects to complete certain additional biocompatibility and sterility testing that was agreed to with the FDA to address other remaining deficiencies. The FDA’s 180-day application review period, of which approximately 90 days have elapsed, remains paused until the company submits responses to all deficiencies.

1

Brian Thom commented further: “Much progress has been made since submitting our PMA application in March. The FDA, through its Bioresearch Monitoring program (BIMO) has conducted two site inspections to review our pivotal study procedures and data integrity. And last week’s SIR meeting provided clarity on the limited list of tasks that remain. While we would have preferred to conduct any additional surgical testing under a post-approval study protocol, we respect the FDA’s concerns over patient safety and acknowledge the risks associated with hemostatic products such as ours. While a PMA cannot be assured, we have never been more optimistic regarding the outcome of this application process.”

About United Health Products -- UHP has developed and patented a Neutralized Regenerated Cellulose hemostatic agent. CelluSTAT is an all-natural product designed to control mild to moderate bleeding. UHP is seeking approval to access the human surgical market.

For more information on UHP visit the company’s new website: www.uhpcorp.com or contact the company at info@uhpcorp.com.

The company can also be reached by phone or text message at 475.755.1005.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This news release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements that include the words "believes," "expects," "anticipates" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to differ materially from those expressed or implied by such forward-looking statements.

2